Exhibit 10.4

March 14, 2022

Mrs. Barbara Bauman

AMERICAN LITHIUM MINERALS, INC.

6440 Sky Pointe Dr., Ste 140-149

Las Vegas, NV 89131

Re: Letter of Intent – Proposed Joint Venture to Explore, Develop and Mine the West End Lithium / Uranium Property (the “Property”)

Dear Barbara:

This letter indicates the terms under which a subsidiary of China Dongsheng International, Inc. (“CDSG”) would be prepared to move forward with a joint venture with American Lithium Minerals, Inc. (“AMLM”).

The Property:

Stonewall Flat Lithium Project comprised of 24 placer claims located in Nevada’s Big Smokey Valley west of Tonopah, Nye County, Nevada.

Kingman Rare Earth Project, comprised of two individual properties possessing rare-earth bearing pegmatites, located in northwest Arizona, near the city of Kingman, AZ.

Initial Contribution by Altair: Upon the signing of the definitive Joint Venture Agreement (the “Agreement”), CDSG will remit to American Lithium Minerals Inc., (“AMLM”) a total of Seventy Five Thousand Dollars ($150,000) (the "Initial Consideration"). The timing of the payments will be Fifty Thousand Dollars ($50,000) within 14 days after the signing of the Initial Earn-in Option Agreement, fifty thousand dollars on the first anniversary of signing and $50,000 on the second anniversary of signing. Upon the completion of the Initial Contribution, Altair will own a 10% undivided interest in the Properties (the "Initial Ownership")

Subsequent contributions by Lithium Now: After the satisfaction of Initial Contribution, CDSG may acquire an additional 50% interest in the Properties by committing to expend an aggregate of One Million Dollars (US$1,000,000) (the "Aggregate Work Obligation") in Exploration and Development Expenses. Included within the Aggregate Work Obligation amount will be all relevant BLM and Federal Fees related to proper claim maintenance, which will be paid by CDSG no later than July 31 of each Agreement Year. The Work Obligation shall be as follows:

1st Agreement Year (Commencing Calendar year 2022) - CDSG will commit to an Annual Work Commitment of One Hundred Thousand Dollars ($100,000). Upon satisfaction of the Annual Work Commitment, CDSG will be issued an additional ten percent (10%) additional interest, for a total ownership of Twenty Percent (20%) of the Properties

2nd Agreement Year - CDSG will commit to an Annual Work Commitment of Four Hundred Thousand Dollars ($400,000). Upon satisfaction of the Annual Work Commitment, CDSG will be issued an additional Twenty Percent (20%) additional interest, for a total ownership of Forty Percent (40%) of the Property.

3rd Agreement Year - CDSG will commit to an Annual Work Commitment of Five Hundred Thousand Dollars ($500,000). Upon satisfaction of the Annual Work Commitment, CDSG will be issued an additional Twenty percent (20%) interest, for a total ownership of Sixty Percent (60%) of the Properties.

"Agreement Year" means, during the Earn-In Period, each annual period beginning with the first Agreement Year commencing on January 1, 2022 and ending on the date that is 12 months less one day.

CDSG may, in its sole discretion, accelerate the timing of incurring Exploration and Development Expenses to fulfil the Aggregate Work Obligation and such acceleration will increase the ownership level achieved during that Agreement Year.

After the CDSG fulfills the Aggregate Work Obligation further expenditures on the Properties will be completed on a Pro-rata basis defined in separate Joint Venture Exploration Agreement.

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Manager

Verde Exploration Partners will be the manager of the Property. The Managers of Verde are Harp Sangha and Craig Alford.

Sale of the Property

CDSG and Altair International will use reasonable efforts to advance the project with a view towards making it more attractive for sale to a larger mining company. In the event of a sale of all or a portion of the property, the parties to the Joint Venture will share in the net sale proceeds in accordance with their respective percentage interest in the Property.

Default and Cure

If CDSG fails to achieve the Annual Work Commitment during any Agreement Year, and if such failure is not excused by an Event of Force Majeure, then, in order to keep this Agreement in full force and effect, within 30 days after the end of such Agreement Year, CDSG may elect to make a payment to AMLM which shall equal the amount of the Annual Work Commitment for that agreement Year less the Exploration and Development Expenses actually incurred by CDSG during that Agreement Year. Any such payment shall satisfy the Annual Work Commitment for the Agreement Year to which the payment relates.

If for any reason it is subsequently determined that the Annual Work Commitment was not completed during any Agreement Year, then, in order to keep its earn-in rights under this Agreement in good standing, CDSG shall pay the amount of any agreed-upon deficiency to AMLM within 30 days after the parties reach agreement as to the amount of the deficiency, or as the parties may otherwise agree.

Termination

CDSG may terminate the Subsequent Earn-In Option at any time by giving notice to AMLM or by not satisfying the requirements of this Section, whereupon the Subsequent Earn-In Option will terminate and the interests of CDSG and AMLM will remain at the interest levels that have been satisfied. Additionally if CDSG terminates the Earn-In Option or if AMLM terminates due to default by CDSG, management of the Properties will be revert to the majority stakeholder in the Properties.

If this Letter of Intent is acceptable, please sign below and return. We will then begin preparation of a definitive Agreement.

Sincerely yours,

China Dongsheng International, Inc.

___________________________

Duly Authorized

Agreed and Accepted:

__________________________

Barbara Bauman

President

American Lithium Minerals, Inc.

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